Exhibit 99.1

Hawthorn Bancshares Reports Third Quarter 2017 Financial Results

Jefferson City, Mo. — October 26, 2017 — Hawthorn Bancshares Inc. (NASDAQ: HWBK), today reported consolidated financial results for the Company for the quarter ended September 30, 2017.

Net income for the current quarter was $1.8 million, or $0.30 per diluted common share, compared to $1.9 million, or $0.33 per diluted common share, for the linked quarter ended June 30, 2017 and $1.9 million, or $0.32 per diluted common share, for the quarter ended September 30, 2016.

The year-to-date annualized return on average common equity was 8.18% and the annualized return on average assets was 0.58% for the current year compared to 8.65% 7.78% and 0.57%, respectively, for the prior year.

For the nine months ended September 30, 2017, Hawthorn reported earnings per common diluted share of $0.99 which was a 10% improvement over the prior year-to-date results of $0.90 per diluted common share.  Loans have continued to grow increasing $10.0 million, or 1.0%, from the prior linked quarter and increasing $97.3 million, or 10.3%, from the prior year quarter.  The net interest margin has remained relatively unchanged during the current  year at 3.44% compared to 3.48% for the prior year. Due to loan growth and maintaining the net interest margin, net interest income for the current year has continued to increase, improving by $2.1 million, or 7.0%, over the prior year. Non-interest income of $2.2 million for the current quarter was above the prior linked quarter by $0.1 million and level with the prior year quarter.  Non-interest expense of $9.8 million was $0.1 million higher than the prior linked quarter and $0.7 million higher than the prior year quarter.

Net Interest Income

Net interest income for the quarter ended September 30, 2017 was $10.8 million compared to $10.8 million for the prior linked quarter and $10.1 million for the prior year quarter. The increase over the prior year quarter of $0.7 million was primarily due to increased interest income on loans of $1.2 million resulting from average loan growth of $105.0 million and an increase in interest expense of $0.7 million mostly due to a $76.2 million increase in average balances of interest-bearing liabilities.

Non-Interest Income and Expense

Non-interest income for the quarter ended September 30, 2017 was $2.2 million compared to $2.1 million for the prior linked quarter and $2.1 million for the prior year quarter.  The  increase from the prior linked quarter was primarily due to the increase in mortgage servicing rights recorded in the current quarter.  The increase from the prior year quarter was primarily due to increases in bankcard fees, trust income and real estate mortgage income totaling $0.2 million partially offset by securities gains of $0.1 million realized in the prior year quarter.

Non-interest expense was $9.8 million for the quarter ended September 30, 2017 compared to $9.7 million for the prior linked quarter and $9.1 million for the prior year quarter.   The increase over the prior year quarter was primarily due to a $0.5 million increase in salaries and benefits resulting from annual merit increases and higher health insurance costs and a $0.3 million increase in furniture and equipment expense related to outsourcing the data processing network to a hosted network environment.  Partially offsetting these increases was a reduction in FDIC assessment expense of $0.1 million.

Allowance for Loan Losses

The Company’s level of non-performing loans continued to remain at historically low levels representing 1.06% of total loans at September 30, 2017, compared to 0.97% at June 30, 2017 and 0.98% at September 30, 2016. The increase during the current quarter was primarily due to 3 relationships placed on nonaccrual status totaling $1.8 million.  These loans have been assessed and specific reserves have been assigned where necessary.  During the quarter ended September 30, 2017, the Company recorded net charge-offs of $100,000 compared to net charge-offs of $47,000 and $222,000 for the prior linked quarter and the prior year quarter, respectively.  The allowance for loan losses at September 30, 2017 was $11.0 million, or 1.05% of outstanding loans, 99.42% of non-performing loans and 172.20% of nonperforming loans when excluding accruing TDR’s. At December 31, 2016, the allowance for loan losses was $9.9 million, or 1.01% of outstanding loans, 107.35% of non-performing loans and 282.94% of nonperforming loans when excluding accruing TDR’s. The allowance for loan losses represents management’s best estimate of probable losses inherent in the loan portfolio and is commensurate with risks in the loan portfolio as of June 30, 2017.

Financial Condition

Comparing September 30, 2017 balances with December 31, 2016, total assets increased $99.5 million to $1.4 billion. The largest driver in asset growth was the increase in loans of $71.0 million, or 7.3%. Total deposits increased $97.3 million to $1.1 billion at September 30, 2017. During the same period, stockholders’ equity increased 5.6% to $96.1 million, or 6.9% of total assets. The total risk based capital ratio of 13.42% and the leverage ratio of 9.62% at September 30, 2017, respectively, far exceed minimum regulatory requirements of 8.00% and 4.00%, respectively.

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About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in the Missouri communities of Lee's Summit, Liberty, Springfield, Branson, Independence, Columbia, Clinton, Windsor, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Contact:

Bruce Phelps

Chief Financial Officer

TEL: 573.761.6100   FAX: 573.761.6272

www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended.  It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.

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